Exhibit 10.1

AMENDMENT ONE TO SUBLEASE AGREEMENT

THIS AMENDMENT ONE TO SUBLEASE AGREEMENT (the “Amendment”), made this 19th day of May, 2011, is by and between Vertro, Inc., a Delaware corporation (“Sublandlord”), and MIVA AK, Inc., a Delaware corporation (“Subtenant”).

RECITALS

WHEREAS, Mick Vorbeck (“Master Landlord”), and Sublandlord, as tenant, executed that certain Office Building Lease, dated January 31, 2002, (as amended, modified and/or supplemented, the “Master Lease”), with respect to certain “Premises” described therein known as CNL Bank Building located in Fort Myers, Florida (the “Building”); and

WHEREAS, Sublandlord and Subtenant entered into a Sublease Agreement on the 31st day of March, 2010, whereby the Sublandlord leased to the Subtenant and Subtenant leased from the Sublandlord a portion of the Premises in the Building, consisting of approximately 3,646 rentable square feet (the “Sublease Agreement”).

WHEREAS, Sublandlord desires to sublease the an additional portion of the Premises to Subtenant consisting of approximately 2,392 square feet, as more particularly described in Exhibit A hereto (the “Additional Subleased Premises”) and Subtenant desires to lease the Additional Subleased Premises from Sublandlord under and subject to the terms of the Master Lease, the Sublease Agreement, and this Amendment.

NOW, THEREFORE, for good and valuable consideration, the recipients and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree to amend the Sublease Agreement as follows:

1.	The Recitals are true and correct and, by this reference, are incorporated into and made a part of this Amendment.

2.	Any defined terms that are used herein that are not specifically defined herein shall have the same meaning as set forth in the Sublease Agreement.

3.
Per Section 15 of the Sublease Agreement, Subtenant exercises its right of first refusal for the Additional Subleased Premises and, effective of the date hereof, Sublandlord hereby leases to Subtenant, and Subtenant hereby hires and leases from Sublandlord, the Additional Subleased Premises, subject to the terms of the Master Lease, the Sublease Agreement and this Amendment.

4.
Per Section 15 of the Sublease Agreement, Subtenant shall pay Sublandlord for the use and occupancy of the Additional Subleased Premises “Base Rent” of $12.00 gross per rentable square foot ($28,704.00 per annum), subject to an annual rent increase of 3% from the date of the Sublease Agreement ($12.36 per square foot ($29,565.12 per annum)). Base Rent and sales tax shall be due and payable as and when the same is due under the Master Lease.

5.
Per Section 2 of the Sublease Agreement, the term for the possession of the Additional Subleased Premises shall commence on the date hereof and continue through the term of the Master Lease. Notwithstanding the foregoing or anything else set forth in the Master Lease, the Sublease Agreement or this Amendment to the contrary, the Sublease Agreement and this Amendment shall terminate on December 1, 2012, unless otherwise agreed in writing by Sublandlord and Subtenant and pursuant to any renewal term of the Master Lease approved by Master Landlord.

6.	Per Section 3(b) of the Sublease Agreement Subtenant will not be required to pay any Common Area Maintenance Expenses for the Additional Subleased Premises.

7.
Section 3(d) of the Sublease Agreement is hereby deleted in its entirety and replaced with the following new Section 3(d): “Electric. Subtenant acknowledges that the Subleased Premises and the Additional Subleased Premises do not have a separate electric meter. Subtenant shall pay fifty-five percent (55%) of Sublandlord's electric bill for the Premises on the 5th Floor of the Building. Such payment shall be made within thirty (30) days of receipt of invoice from Sublandlord.”

8.	Subtenant may use the Additional Subleased Premises for any purpose that is permitted under the Master Lease.

9.	All other terms, covenants and conditions of the original Sublease Agreement that have not been specifically revised or modified by this Amendment shall remain in full force and effect.

10.	To the extent of any conflict between the express terms of the Sublease Agreement and the express terms of this Amendment, the express terms of this Amendment shall prevail and control.

11.
This Amendment embodies the entire understanding between Sublandlord and Subtenant with respect to its subject matter and can be changed only by an instrument in writing signed by Sublandlord and Subtenant.

12.	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one in the same amendment.

13.
Throughout the term of Subtenant's possession of the Additional Subleased Premises, Subtenant shall have the exclusive right and license to use Sublandlord's furniture and fixtures located in the Additional Subleased Premises as of the date of this Amendment including, without limitation, (a) a large conference room table and eight chairs, (b) reception area desk and three chairs, and (c) desk, file cabinet and bookcase. In consideration for the foregoing, Subtenant shall pay Sublandlord Two Hundred Dollars per calendar month ($2,400 per annum) during the term of Subtenant's possession of the Additional Subleased Premises (prorated for any incomplete calendar month).

AGREED TO AND ACCEPTED by the parties hereto on the dates set forth below.

VERTRO, INC.:

By: /s/ John B. Pisaris

Print Name: John B. Pisaris

Title: General Counsel

Date: May 19, 2011

MIVA AK, INC.:

By: /s/ Michael Geroe

Print Name: Michael Geroe

Title: Seceretary

Date: May 17, 2011